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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement-Prospectus of Excite, Inc. and At Home Corporation that is made a part of the Registration Statement (Form S-4) of At Home Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 19, 1999 (March 22, 1999 as to Note 1 - Summary of Significant Accounting Policies, paragraph 4 and Note 2 - Business Combinations and Purchased Product Rights, paragraph 3 and 6) with respect to the consolidated financial statements and schedule of Excite, Inc., as amended, included in the Annual Report (Form 10-K/A) of Excite, Inc. for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Palo Alto, California
April 26, 1999